Exhibit 99.1

CellStar Corporation Stockholder Discussion PointsJanuary 4, 2007

In connection with stockholder approval of the proposed transactions, CellStar intends to file a proxy statement and other materials with the SEC. Stockholders of the Company are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available, because those documents will contain important information about the proposed transactions. Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC, may also be obtained from the Company by directing a request to CellStar Corporation, 601 S. Royal Lane, Coppell, Texas 75019, Attention: Secretary, or by visiting the Company’s website at http://www.cellstar.com. The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposed transactions. Information regarding the Company’s directors and executive officers is available in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005, filed with the SEC on March 30, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available. Forward-Looking Information Is Subject to Risk and Uncertainty A number of the matters discussed in this presentation that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the proposed transactions will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include, among others: approval of the proposed transactions by the stockholders of the Company; the timing of the stockholders meeting; satisfaction of various other conditions to the closing of the proposed transactions; termination of the definitive agreements pursuant to their terms; the timing and amount of cash that will be distributed to stockholders; the result of the review of the proposed transactions by various regulatory agencies; and the risks that are described from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended November 30, 2005 and Quarterly Reports on Form 10-Q for the quarters ended February 28, 2006, May 31, 2006, and August 31, 2006.

Index Overview of Transactions Pages 4 - 8 Recent History Overview Pages 9 - 13 Why Consider a Transaction? Industry & Market BackgroundCellStar Current PositionRecent Capitalization History Transaction Evolution Pages 14 -16 2006 M&A Activity Brightpoint Transaction History Conclusion Pages 17 - 18 Appendix Pages 19 - 22 Questions and Answers Page 23

Overview of Transactions

Overview of Brightpoint Transaction Proposal is to sell substantially all of the assets of the Miami and US operations for $88M Brightpoint will assume most trade liabilities related to Miami and US operations Purchase price is dependent on Company’s working capital level (see slide 21) Brightpoint is assuming virtually all US & Miami operations employees An escrow of $8.8M will be in place against which claims can be made for a period of timeDeal is subject to various other Terms and Conditions Transaction is subject to Stockholder approval If Stockholders reject the proposal, no breakup fee will be due unless (i) the Board has withdrawn its recommendation, or (ii) the Board recommends another acquisition proposal, or (iii) an acquisition proposal has been announced prior to the stockholders meeting and CellStar enters into an agreement within one year If the Board recommends a superior transaction to Stockholders, a breakup fee of 3.5% + expenses will be due to Brightpoint

Overview of Mexico Transaction Proposal is to sell the stock of our Mexico subsidiaries for approximately $20M Buyers will assume all assets and liabilities of the operation Between end of year and closing, Company will receive its prorata share of earnings payable at closing CellStar will continue to charge and receive management fees at 2006 rates through closing The transaction is secured by a $13M Irrevocable Standby Letter of Credit The purchase price will be subject to an escrow of approximately $.7M for a period of time post closing Transaction is subject to Stockholder approval In the event a superior transaction is recommended by the Board to the Stockholders a break up fee of up to $ .8M is payable to Buyer Transaction has an Alternative Transaction feature (See Slide 22)

Overview of Remaining Assets/Liabilities and Wind Down/Transaction Costs Upon closing of the Brightpoint and Mexico transactions, there will be approximately $23M of assets ($15M of cash and $8M in assets) to be liquidated including: Chile Operation Asia Note Colombia Note Peru Note Misc. Other Assets (i.e. corporate furniture, fixtures, fixed assets, etc) The Brightpoint Transaction + Mexico Transaction + Remaining Assets are expected to yield approximately $127M in cash CellStar will have the following liabilities Net Debt owed to Wells Fargo Foothill of approximately $32M (as of 9/30/06) Debt owed to CapitalSource of approximately $12M (as of 9/30/06) Wind Down + Transaction Expenses of approximately $14M Certain Tax Liabilities of approximately $2M SEC Investigation (Unknown)

Next Steps Summary Estimated proceeds less known liabilities at this time are estimated to be in a range of $64-68M (or up to $3.25/Share) There are several unknown factors which could significantly and negatively affect this range and will be identified in the proxy statement Company has received two fairness opinions supporting the transactions from Raymond James and Southwest Securities Target Stockholder Meeting in mid to late March 2007 Each transaction will be approved independently Transactions will require simple majority of the outstanding shares to close Proceeds will be distributed to Stockholders once all liabilities have been resolved

Recent History Industry & Market CellStar Position Bond Refinance

Why consider a transaction? During 2005, Company did not file its 2004 10K or 10Qs for the first three quarters of 2005 until October due to Asia Pacific issues Had significant negative impact on Company Delisting from NASDAQ Write off reduced equity by over $100M Fear of bankruptcy Limited financing, credit lines reduced by vendors Limited ability to attract new customers Limited capital investment Company became compliant with SEC filings late 2005 Began focus to stabilize the remaining business Executed on restructuring plan for 2006 Engaged Raymond James to consider strategic alternatives Reasonable success in 2006, however, We are finding it more and more difficult to maintain a presence as a major distributor in the industry

Industry & Market Background In the US, historically, Through mid to late 1990’s almost 80% of carrier activations came through independent channels Clear value of distributor to Carriers/Manufacturers Today, only 30% of activations are done through independent channels Major carriers have limited the role of handset distributors; Emergence of national retailers has further limited the role of handset distributors Rural Carrier Group Only remaining carriers who rely on handset distributors This channel is consolidating Large distributors are now “expanding” Geographically/Internationally Product Lines In Latin America, consolidation is occurring

CellStar Current Position Geographic Expansion Company does not have the financial or management resources to embark on an aggressive expansion program Company’s attempt to expand product line to date has had limited success. Insurance was great for a period but now has been lost due to mergers Efforts to launch new products have not generated significant revenue streams Other manufacturers have been added but Company remains concentrated in primary vendor Management believes that industry consolidation in US will continue to occur RCG channel remains core business in US Company’s business is concentrated with a few major customers in all Markets Certain historical customers lost due to mergers and acquisitions Company negatively impacted by tight liquidity and a lack of scale

Capitalization History Bond Refinancing Planned completion Q1 2006; Actual completed 8/31/06 Attempted to accomplish through current revolver; unable to close due to inability to syndicate Approached many other potential lenders, most were unwilling to engage due to financial situation Ultimately, the Company was successful in closing the refinancing but at a higher cost and with subordinated security interest Since closing the bond refinance, the Company has considered several other alternatives, all of which have proven to be more expensive or prohibitively dilutive to existing Stockholders Raymond James actively participated in these efforts

Transaction Evolution 2006 M&A Activity Brightpoint Transaction History

2006 M&A Activity Multiple transactions/merger options considered Potential strategic merger partner started due diligence and withdrew due to pending SEC investigation Strategic international merger/transaction was considered Initially considered a merger with additional cash to be invested in the Company Buyer changed to a whole company stock transaction; price could have reached $3.15/share but had a significant financing contingency Buyer changed to Latin America only transaction Then Buyer changed to Mexico only transaction Buyer ultimately withdrew due to a strategic conflict with buyer’s existing carrier base Received offer from US based activation company Could not get comfortable with SEC investigation or potential Asia residual issues and proposed an asset transaction Ultimate proposal was not financially superior and contained a financing contingency; Company declined to proceed Other parties made similar overtures that were considered but deemed not superior

History of Brightpoint Transaction Original discussions began December 2005 Original proposed transaction was a stock purchase After multiple rounds of due diligence the transaction changed to an asset purchase with the assumption of only certain specified liabilities Final structure excluded Chile and Mexico

Conclusion Recommendation

Summary CellStar is currently at a strategic crossroads and has identified the following significant Risk Factors Insufficient Capital Lack of Scale Consolidating customer base Concentrated Revenues Minimal ability to geographically expand Since August 2005, the equity market value of the Company has increased by approximately $60 M. This transaction preserves that value for Stockholders. Given the risk factors above, the Board of Directors and Management believe that the Brightpoint and Mexico transactions are in the best interest of Stockholders and accordingly, recommends approval.

Appendix

Appendix Brightpoint Transaction Working Capital Test Mexico Transaction Alternative Transaction Option Stockholder Concerns & Alternatives

Working Capital Adjustment and Net Proceeds Examples for Brightpoint Transaction

CELLSTAR

Calculation of Estimated Working Capital Adjustment & Net Proceeds:

	Scenario A	Scenario B	Scenario C
Purchase Price	$ 88,000	$ 88,000	$ 88,000
Estimated Net Working Capital	$ 33,034	$ 37,000	$ 28,000
Required Working Capital	$ (36,000)	$ (36,000)	$ (36,000)
Working Capital Adjustment	(2,966)	1,000	(8,000)
Estimated Adjusted Gross Proceeds	$ 85,034	$ 89,000	$ 80,000

Notes:

- The calculation of Net Working Capital as set forth in Scenario A above is based on unaudited September 30, 2006 financial statements.
- The accounts payable and deferred revenue amount in the United States excludes approximately $13.7 million of accounts payable which will remain with CellStar
- Typically as the working capital amounts increase or decrease there is a corresponding increase or decrease in bank debt

Confidential & Proprietary 21

Mexico Transaction Possibilities If a superior transaction or superior operating event is identified Company pays buyer up to $.800M and does not close Company returns Irrevocable Standby Letter of Credit Buyer chooses to pursue Alternate Transaction Buys Company’s 51% interest in CII Certain Fixed Assets and other assets $13M fixed purchase price Remaining assets must be sold for minimum of $7M to bring proceeds total to $20M

Questions and Answers